Exhibit 99.1

ARVANA INC. ANNOUNCES NEW EFFECTIVE DATE FOR FORWARD STOCK SPLIT

Salt Lake City, Utah, April 12, 2023, Arvana Inc. (“OTC: AVNI”) is pleased to announce that the forward stock split previously announced on February 23, 2023, will take effect following the close of business on April 18, 2023. The forward stock split was approved by Arvana’s stockholders and will result in a stock split ratio of three (3) new shares of Arvana common stock for each (1) share of common stock outstanding.

“We are excited to move ahead with the forward stock split which we believe will enhance the liquidity and accessibility of our stock to a wider range of investors,” said Arvana’s chief executive officer, Ruairidh Campbell.

On the effective date of the forward stock split, the number of outstanding shares of common stock will increase in proportion to the stock split ratio with no change in the par value of Arvana’s common stock or in the number of authorized shares. Stockholders of record, as of the close of business on the effective date, will be entitled to receive the additional shares which we expect to be distributed on or about April 19, 2023.

For additional information concerning the forward split, please refer to Arvana’s filings with the Securities and Exchange Commission or contact us directly.

Arvana Inc.

Arvana (“OTC: AVNI”) is a public company registered under the Securities & Exchange Act of 1934, as amended, that is quoted on the OTC Pink Sheets Current Information Alternative Reporting platform. We operate a fishing charter business through our wholly owned subsidiary Down2Fish Charters, LLC.

Down2Fish offers a range of curated maritime adventures that include inshore, offshore, and custom charters for fishing enthusiasts, nature lovers, and sea bound adventurers. Our business is operated from a private dock in Palmetto, Florida to service the Greater Tampa Bay area including St Petersburg, Venice, Sarasota, and Clearwater.

Forward-Looking Statements

Several statements contained in this press release are forward-looking statements of future expectations based on currently available information that are subject to risks and uncertainties including general economic conditions, changes in capital markets, regulatory legislation, and other circumstances that may cause actual results to be materially different from those expectations. Arvana does not make any representation or warranty, express or implied, as to the accuracy, completeness, or status of such statements so it will not be liable for any decision made or action taken in conjunction with the information and/or statements contained in this press release. Arvana encourages the public to read the information provided in conjunction with its recent filings on Schedule 14c, Form 8-K, Form 10-Q and Form 10-K, which may be viewed at www.sec.gov.

Contact

Ruairidh Campbell, Chief Executive Officer

Phone: +1 801-232-7395

Email: ruairidhcampbell@msn.com

Website: https://arvana.us